Exhibit 99.1

Tronox Reports Second Quarter 2015 Financial Results

Second Quarter 2015 Highlights:

•	Tronox moved to two reportable segments: TiO2 and Alkali
•	Tronox adjusted EBITDA of $116 million excluding $49 million net non-cash lower of cost or market (LCM) charges
•	TiO2 and Alkali operating segments generated $135 million adjusted EBITDA excluding net non-cash LCM charges and delivered cash of $74 million
•	TiO2 segment generated adjusted EBITDA of $85 million excluding net non-cash LCM charges and delivered cash of $28 million
•	TiO2 segment revenue of $409 million down 17 percent versus year-ago quarter and up 6 percent versus prior quarter
•	Alkali segment generated adjusted EBITDA of $50 million and delivered cash of $46 million
•	Alkali segment revenue of $208 million increased 8 percent versus pro forma prior-year quarter and 7 percent versus pro forma prior quarter
•	Board declared 13th straight quarterly dividend of $0.25 per share payable on or before September 3, 2015 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on August 19, 2015

STAMFORD, Conn., (August 4, 2015) – Tronox Limited (NYSE:TROX) today reported second quarter 2015 revenue of $617 million compared to $490 million in the second quarter 2014 and $385 million in the first quarter 2015.  Adjusted EBITDA was $116 million, excluding $49 million of net lower of cost or market (LCM) charges, compared to $103 million, excluding net non-cash LCM credits of $5 million, in the year-ago quarter and $73 million, excluding net non-cash LCM charges of $9 million, in the prior quarter.  Adjusted net loss attributable to Tronox Limited in the second quarter was $81 million, or $0.70 per diluted share, versus breakeven net income, or $0.00 per diluted share, in the year-ago quarter and a loss of $51 million, or $0.44 per diluted share, in the first quarter 2015.

Tom Casey, chairman and CEO of Tronox, said: “In our first quarter of operating two vertically integrated businesses, we delivered a high level of adjusted EBITDA and generated significant cash.  Our two operating businesses, TiO2 and Alkali, generated adjusted EBITDA of $135 million in the quarter excluding net non-cash LCM charges.  With that level of adjusted EBITDA, and after capital expenditures of $61 million, our businesses delivered $74 million of cash to the company.  This quarter’s performance demonstrated our cash generation strength even under difficult market conditions in our TiO2 business.  We are increasing our cash generation across the company, including reducing our operating costs and working capital.  In the second quarter, we signed a contract with a non-pigment company to sell high-quality ilmenite that we had previously stockpiled in a transaction that will produce cash of approximately $35-37 million over the next six quarters.  This is but one example of our heightened focus on cash generation.”

1 | Page

Casey continued: “Our TiO2 segment generated adjusted EBITDA of $85 million and delivered cash of $28 million in the second quarter, despite 5 percent lower average selling prices for pigment products compared to the first quarter.  We have taken the appropriate steps in our pigment and feedstock operations to reduce production volumes to reduce inventory without affecting sales volumes, as demand will be met from reduced production levels and finished goods inventories.  Our Alkali business continued its strong operating performance in its first quarter within Tronox, generating $50 million of adjusted EBITDA and delivering $46 million of cash.  Alkali continues to operate in a sold-out mode driven by strong export demand growth and a continued recovery in the domestic market.  The benefits of having Alkali in our portfolio are many, but its high cash generation is particularly valuable in this current period of depressed TiO2 market conditions.”

Casey concluded: “With the cash generation strength of our operating businesses, coupled with our cash generation initiatives sourced from operating cost and working capital reductions, as well as capital expenditure reductions, we expect to generate positive free cash flow in 2016 after capital expenditures, interest expense and dividend payments.  We intend to focus this cash surplus on deleveraging and providing for future growth of the company.”

Titanium Dioxide (TiO2)

TiO2 segment revenue of $409 million was 17 percent lower than $490 million in the prior-year quarter, primarily the result of lower pigment products sales.  Sales of pigment products declined 19 percent, as sales volumes declined 4 percent and average selling prices declined 16 percent (11 percent on a local currency basis).  Sales volumes for pigment products rebounded in EMEA, declined in Asia-Pacific and softened modestly in North America versus the year-ago quarter.  Sales of titanium feedstocks and co-products, including zircon and rutile, declined 15 percent versus the year-ago quarter.  Selling prices increased in the 4-6 percent range for titanium feedstocks.  Sales volumes increased for CP titanium slag and rutile products declined.  Zircon sales volumes remained at normal levels but were lower compared to very strong sales volumes in the year-ago quarter and selling prices declined modestly.

2 | Page

Compared sequentially, TiO2 segment revenue of $409 million increased 6 percent versus $385 million in the first quarter, driven primarily by a 13 percent sales volumes increase for pigment products.  Pigment products revenue increased 8 percent, as the 13 percent gain in sales volumes was partially offset by 5 percent lower average selling prices (3 percent on a local currency basis).  Sales volume gains for pigment products were realized in North America, EMEA and Asia-Pacific.  Finished pigment products inventory at the end of the second quarter was modestly above normal seasonal levels.  Sales of titanium feedstocks and co-products, including zircon, increased 2 percent versus the prior quarter.  Sales volumes for titanium feedstocks were lower.  Selling prices for CP titanium slag increased 3 percent and rutile products remained level.  Zircon sales increased 12 percent, driven by 18 percent higher sales volumes, partially offset by 5 percent lower selling prices.

We believe that because of oversupply conditions in the TiO2 market, average selling prices are at levels that are producing inadequate returns.  As a result, we have reduced production volumes at both our pigment and feedstock operations.  Production has been suspended at one of six processing lines at our Hamilton pigment plant and one of four processing lines at our Kwinana pigment plant.  Together, these processing line curtailments represent approximately 15 percent of total pigment production.  We have also suspended operation at one slag smelter at our KZN Sands facility, which has reduced our slag production capacity by approximately 12 percent.  We expect sales volumes for both pigment products and titanium feedstocks to be unaffected, as we intend to meet demand from reduced production levels and finished goods inventories.  If demand exceeds our forecasts over the balance of 2015, we have the operating flexibility to quickly increase production.

TiO2 segment adjusted EBITDA of $85 million, excluding $49 million of net lower of cost or market (LCM) charges, compares to adjusted EBITDA of $120 million, excluding net non-cash credits of $5 million, in the prior-year quarter and $94 million, excluding net non-cash LCM charges of $9 million, in the prior quarter.  TiO2 segment operating loss of $41 million compares to operating income of $30 million in the year-ago quarter and $9 million in the prior quarter.

3 | Page

Capital expenditures of $57 million in the quarter included $31 million related to the Fairbreeze mine project that will produce feedstock to supply the slag furnaces at our KZN Sands operations and provide new zircon and rutile co-products.  The Fairbreeze mine is expected to be commissioned as planned by the end of 2015 and be fully operational in 2016.  In 2016, production of ilmenite feedstock and co-products zircon and natural rutile will ramp to full production by mid-year.  Total capital expenditures related to the Fairbreeze mine from project commencement through 2016 are estimated to be approximately $225 million.  Approximately $125 million was spent from commencement through the second quarter 2015.

With adjusted EBITDA of $85 million excluding net non-cash LCM charges and capital expenditures of $57 million, TiO2 delivered cash of approximately $28 million in the second quarter.  We are enhancing cash generation in our TiO2 business in multiple ways – by focusing on significant working capital reductions, driving operating cost reductions and reducing capital expenditures.  Since a substantial portion of our operating costs are incurred in currencies that have depreciated relative to the U.S. dollar, we believe our cost structure has improved in U.S. dollar terms more than that of other producers that incur a larger portion of their operating costs in U.S. dollars.

Alkali

Alkali segment revenue of $208 million increased 8 percent compared to $194 million in the year-ago quarter on a pro forma basis, as sales volumes gained 4 percent and average selling prices increased 3 percent.  Export sales led the volume growth, supported by increased demand in the domestic market.  Higher selling prices were realized in both export and domestic markets.  Compared sequentially to the first quarter on a pro forma basis, Alkali revenue increased 7 percent, as sales volumes increased 8 percent, again led by export volume growth and supported by increased momentum in the domestic market, while average selling prices declined 1 percent as a result of customer and regional mix.  Alkali continues to operate in a sold-out mode driven by strong export demand growth and a continued recovery in the domestic market.

Alkali adjusted EBITDA of $50 million increased 14 percent compared to pro forma adjusted EBITDA of $44 million in the prior-year quarter, driven by higher sales volumes and selling prices coupled with lower energy costs.  Compared sequentially, adjusted EBITDA increased 22 percent from pro forma adjusted EBITDA of $41 million in the prior quarter.  Alkali segment operating income of $25 million compares to operating income of $31 million in the year-ago quarter and $28 million in the prior quarter, both on a pro forma basis.  Capital expenditures in the second quarter were $4 million.  With adjusted EBITDA of $50 million and capital expenditures of $4 million, Alkali delivered cash of $46 million in the second quarter.

4 | Page

Corporate

Corporate adjusted EBITDA was ($19) million in the second quarter versus ($17) million in the year-ago quarter and ($21) million in the prior quarter.  The Corporate loss from operations was $34 million, including one-time expenses of approximately $21 million related to the Alkali acquisition, compared to $15 million in the prior-year quarter and $18 million in the prior quarter.

Consolidated

Selling, general and administrative expenses for the company in the second quarter were $72 million, including one-time expenses of approximately $21 million related to the Alkali acquisition and on-going expenses of approximately $7 million related to Alkali business operations.  This compares to $45 million in the prior-year quarter and $44 million in the prior quarter.

Interest and debt expense of $52 million increased from $33 million in the year-ago quarter primarily due to a higher debt level and a bridge loan financing expense of $8 million related to the Alkali acquisition.  On June 30, 2015, gross consolidated debt was $3,134 million, and debt, net of cash, was $2,929 million.  For the quarter, capital expenditures were $61 million and depreciation, depletion and amortization was $75 million.

Second Quarter 2015 Webcast Conference Call

Wednesday, August 5, 2015, at 8:30 a.m. ET (New York).  The live call is open to the public via Internet broadcast and telephone

Internet Broadcast:  http://www.tronox.com/
Dial-in telephone numbers:
U.S. / Canada: +1.877.831.3840
International: +1.253.237.1184
Conference ID: 94623862

5 | Page

Conference Call Presentation Slides: will be used during the conference call and are available on our website at http://www.tronox.com/

Webcast Conference Call Replay: available via the Internet and telephone beginning on Wednesday, August 5, 2015 at 11:30 a.m. ET (New York), until August 9, 2015.

Internet Replay: www.tronox.com
Dial-in telephone numbers:
U.S. / Canada: +1.855.859.2056
International: +1.404.537.3406
Conference ID: 94623862

Upcoming Conferences

During the third quarter a member of management is scheduled to present at the following conferences:

•	UBS Chemicals Conference, New York, September 9, 2015
•	RBC Capital Markets Global Industrial Conference, Las Vegas, September 10, 2015
•	Credit Suisse Basic Materials Conference, New York, September 17, 2015

Accompanying materials will be available at http://investor.tronox.com

About Tronox

Tronox Limited is a global leader in the mining, production, and marketing of inorganic minerals and chemicals. The company operates two vertically integrated businesses: Tronox Titanium Dioxide (TiO2) and Tronox Alkali. For more information, visit www.tronox.com

6 | Page

Segment Information

The reportable segments presented herein represent the operating segments for which separate financial information is available and we utilize on a regular basis to assess performance, align strategies and allocate resources.  Prior to the Alkali acquisition, we had two operating and reportable segments, Mineral Sands and Pigment, based on the way the management team was organized and we assessed performance, aligned strategies and allocated resources.  As a result of the increased interdependency between the Mineral Sands and Pigment businesses and related organizational changes, we determined that it was better to review the Mineral Sands and Pigment businesses, along with our electrolytic business, as a combined one, TiO2, and to assess performance, align strategies and allocate resources. Following the Alkali acquisition, we restructured our organization to reflect two integrated businesses, TiO2 and the acquired business, Alkali, as our two operating and reportable segments with functions that report to two senior executives of the company, who report directly to our CEO.

Our TiO2 operating segment includes:

•	exploration, mining and beneficiation of mineral sands deposits
•	heavy mineral production of titanium feedstock (including chloride slag, slag fines and rutile), pig iron and zircon
•	production and marketing of TiO2
•	electrolytic manganese dioxide manufacturing and marketing

Our Alkali operating segment includes:

•	exploration, mining and beneficiation of trona ore
•	production and marketing of natural soda ash and its derivatives: sodium bicarbonate, sodium sesquicarbonate and caustic soda

Segment performance is evaluated based on segment operating profit (loss), which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, interest expense, other income (expense) and income tax expense or benefit.

7 | Page

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company's filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

8 | Page

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited's operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA and adjusted net loss attributable to Tronox.  These non-U.S. GAAP financial measures are a supplement to, and not a substitute for or superior to, the company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies.  The non-U.S. GAAP financial measures are provided to enhance the user's overall understanding of the company's operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company's financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Management believes these non-U.S. GAAP financial measures:

•	Reflect Tronox Limited's ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;
•	Provide useful information to investors and others in understanding and evaluating Tronox Limited's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;
•	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or unusual in nature;
•	Assist investors to assess the company's compliance with financial covenants under its debt instruments;
•	Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies, and

9 | Page

•	We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis provide useful information about our operating results to investors and securities analysts. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period.

Media Contact: Bud Grebey
 Direct: +1.203.705.3721

Investor Contact: Brennen Arndt
 Direct: +1.203.705.3722

10 | Page

TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (US GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014

Net sales	$617	$490	$1,002	$908
Cost of goods sold	593	430	943	823

Gross profit	24	60	59	85
Selling, general, and administrative expenses	(72)	(45)	(116)	(91)
Restructuring expense	(2)	-	(2)	-

Income (loss) from operations	(50)	15	(59)	(6)
Interest and debt expense, net	(52)	(33)	(86)	(67)
Loss on extinguishment of debt	-	(8)	-	(8)
Other income (expense), net	(5)	3	(1)	3

Loss before income taxes	(107)	(23)	(146)	(78)
Income tax benefit (provision)	(11)	25	(18)	26

Net income (loss)	(118)	2	(164)	(52)
Net income attributable to noncontrolling interest	1	2	4	6

Net loss attributable to Tronox Limited	$(119)	$-	$(168)	$(58)

Loss per share, basic and diluted	$(1.03)	$-	$(1.45)	$(0.51)

Weighted average shares outstanding, basic and diluted (in thousands)	115,569	113,962	115,472	113,770

Other Operating Data:
Capital expenditures	$61	$43	$93	$67
Depreciation, depletion and amortization expense	$75	$84	$140	$157

TRONOX LIMITED
SCHEDULE OF ADJUSTED EARNINGS (NON-U.S. GAAP)*
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014

Net sales	$617	$490	$1,002	$908
Cost of goods sold	584	430	934	823

Gross profit	33	60	68	85
Selling, general, and administrative expenses	(53)	(45)	(99)	(91)

Adjusted income (loss) from operations	(20)	15	(31)	(6)
Interest and debt expense, net	(44)	(33)	(78)	(67)
Loss on extinguishment of debt	-	(8)	-	(8)
Other income, net	(5)	3	(1)	3

Adjusted income (loss) before income taxes	(69)	(23)	(110)	(78)
Income tax benefit (provision)	(11)	25	(18)	26
Adjusted net income (loss)	(80)	2	(128)	(52)
Net income attributable to noncontrolling interest	1	2	4	6

Adjusted net income (loss) attributable to Tronox Limited (Non-U.S. GAAP)*	$(81)	$-	$(132)	$(58)

Diluted adjusted loss per share, attributable to Tronox Limited	$(0.70)	$-	$(1.14)	$(0.51)

Weighted average shares outstanding, diluted (in thousands)	115,569	113,962	115,472	113,770

* We believe that the non-U.S. GAAP financial measure “Adjusted net income (loss) attributable to Tronox Limited” and its presentation on a per share basis provides useful information about our operating results to investors and securities analysts. Adjusted earnings excludes the effects related to the acquisitions of the mineral sands and Alkali businesses including certain tax related adjustments. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business, and is not in accordance with U.S. GAAP.

TRONOX LIMITED
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED  (U.S. GAAP)
TO ADJUSTED NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED (NON-U.S. GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014

Net loss attributable to Tronox Limited (U.S. GAAP)	$(119)	$-	$(168)	$(58)

Acquisition related expense (a)	36	-	34	-
Restructuring expense (b)	2	-	2	-

Adjusted net income (loss) attributable to Tronox Limited (Non-U.S. GAAP)	$(81)	$-	$(132)	$(58)

Diluted loss per share attributable to Tronox Limited (U.S. GAAP)	$(1.03)	$-	$(1.45)	$(0.51)

Acquisition related expense, per diluted share	0.31	-	0.29	-
Restructuring expense, per diluted share	0.02	-	0.02	-

Diluted adjusted income (loss) per share attributable to Tronox Limited (Non-U.S. GAAP)	$(0.70)	$-	$(1.14)	$(0.51)

Weighted average shares outstanding, diluted (in thousands)	115,569	113,962	115,472	113,770

(a) One-time non-operating items and the effect of acquisitions.
(b) Represents severance costs associated with the shutdown of our sodium chlorate plant.

TRONOX LIMITED
SEGMENT INFORMATION
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014

Sales

TiO2 segment	$409	$490	$794	$908
Alkali segment	208	-	208	-

Net sales	$617	$490	$1,002	$908

Income (loss) from operations

TiO2 segment	$(41)	$30	$(32)	$26
Alkali segment	25	-	25	-
Corporate	(34)	(15)	(52)	(32)

Income (loss) from operations	(50)	15	(59)	(6)
Interest and debt expense, net	(52)	(33)	(86)	(67)
Loss on extinguishment of debt	-	(8)	-	(8)
Other income (expense), net	(5)	3	(1)	3

Loss before income taxes	(107)	(23)	(146)	(78)
Income tax benefit (provision)	(11)	25	(18)	26

Net income (loss)	(118)	2	(164)	(52)
Net income attributable to noncontrolling interest	1	2	4	6

Net income (loss) attributable to Tronox Limited	$(119)	$-	$(168)	$(58)

TRONOX LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	June 30,	December 31
ASSETS	2015	2014
Current Assets
Cash and cash equivalents	$205	$1,276
Restricted cash	5	3
Accounts receivable, net of allowance for doubtful accounts	472	277
Inventories, net	780	770
Prepaid and other assets	60	42
Deferred tax assets	10	13

Total current assets	1,532	2,381

Noncurrent Assets
Property, plant and equipment, net	1,967	1,227
Mineral leaseholds, net	1,736	1,058
Intangible assets, net	260	272
Inventories, net	14	57
Long-term deferred tax assets	8	9
Other long-term assets	75	61

Total assets	$5,592	$5,065

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$203	$160
Accrued liabilities	156	147
Short-term debt	150	-
Long-term debt due within one year	17	18
Income taxes payable	26	32
Deferred tax liabilities	8	9

Total current liabilities	560	366

Noncurrent Liabilities
Long-term debt	2,967	2,375
Pension and postretirement healthcare benefits	168	172
Asset retirement obligations	82	85
Long-term deferred tax liabilities	190	204
Other long-term liabilities	96	75

Total liabilities	4,063	3,277

Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 65,531,044 shares issued and 64,483,113 shares outstanding at June 30, 2015 and 65,152,145 shares issued and 63,968,616 shares outstanding at December 31, 2014	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at June 30, 2015 and December 31, 2014.	-	-
Capital in excess of par value	1,490	1,476
Retained earnings	302	529
Accumulated other comprehensive loss	(432)	(396)

Total shareholders' equity	1,361	1,610
Noncontrolling interest	168	178

Total equity	1,529	1,788

Total liabilities and equity	$5,592	$5,065

TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Six Months Ended June 30,

	2015	2014

Cash Flows from Operating Activities:
Net loss	$(164)	$(52)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	140	157
Deferred income taxes	(2)	(45)
Share-based compensation expense	13	11
Amortization of deferred debt issuance costs and discount on debt	5	5
Pension and postretirement healthcare benefit expense	1	3
Loss on extinguishment of debt	-	8
Other noncash items affecting net loss	14	11
Contributions to employee pension and postretirement plans	(8)	(7)
Changes in assets and liabilities:
Increase in accounts receivable	(52)	(64)
Decrease in inventories	53	2
(Increase) decrease in prepaid and other assets	7	8
Increase (decrease) in accounts payable and accrued liabilities	1	(10)
Increase (decrease) in income taxes payable	4	9
Other, net	1	(1)

Cash provided by operating activities	13	35

Cash Flows from Investing Activities:
Capital expenditures	(93)	(67)
Acquisition of business	(1,653)	-

Cash used in investing activities	(1,746)	(67)

Cash Flows from Financing Activities:
Repayments of debt	(9)	(11)
Proceeds from debt	750	-
Debt issuance costs	(15)	(2)
Dividends paid	(59)	(58)
Proceeds from the exercise of warrants and options	3	2

Cash provided by (used in) financing activities	670	(69)

Effects of exchange rate changes on cash and cash equivalents	(8)	(2)
Net increase (decrease) in cash and cash equivalents	(1,071)	(103)
Cash and cash equivalents at beginning of period	1,276	1,475
Cash and cash equivalents at end of period	$205	$1,372

TRONOX LIMITED
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014

Net income (loss)	$(118)	$2	$(164)	$(52)

Interest and debt expense, net	52	33	86	67
Interest income	(2)	(3)	(4)	(6)
Income tax (benefit) provision	11	(25)	18	(26)
Depreciation, depletion and amortization expense	75	84	140	157

EBITDA	18	91	76	140

Amortization of inventory step-up from purchase accounting	9	-	9	-
Transfer tax due to acquisition	(3)	-	(11)	-
Transaction cost (a)	21	-	27	-
Share-based compensation	7	6	13	11
Loss on extinguishment of debt	-	8	-	8
Foreign currency remeasurement	5	(2)	5	4
Other items (b)	10	5	12	9

Adjusted EBITDA	$67	$108	$131	$172

Adjusted EBITDA by Segment

Tio2 segment	$36	$125	$121	$208
Alkali segment	50	-	50	-
Corporate	(19)	(17)	(40)	(36)

	$67	$108	$131	$172

(a)	During 2015, transaction costs consist of costs associated with the acquisition of the Alkali business, including banking fees, legal and professional fees.
(b)	Includes noncash pension and postretirement costs, accretion expense, severance expense, and other items.